Exhibit 2.3

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS TREATED AS PRIVATE AND CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DOMINIC CAMPO AND SHARON CAMPO, AS THE MEMBERS,

STANDARD WASTE SERVICES, LLC, AS THE COMPANY

AND

TITAN TRUCKING, LLC, AS BUYER

DATED FEBRUARY 21, 2024

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Amendment”), dated as of February 21, 2024, is entered into by and among DOMINIC CAMPO and SHARON CAMPO (each a “Member” and “Seller” and collectively, the “Members” and “Sellers”), STANDARD WASTE SERVICES, LLC, a Michigan limited liability company (the “Company”), and TITAN TRUCKING, LLC, a Michigan limited liability company (“Buyer”).

RECITALS

WHEREAS, the Sellers and Buyer entered into a certain Membership Interest Purchase Agreement dated January 12, 2024 (the “Agreement”) for the sale and purchase all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, TraQiQ reincorporated by way of merger in the state of Nevada under the name Titan Environmental Solutions, Inc., (“TESI”) on January 10, 2024 which is the successor as referred to in definition of “TraQiQ” in the Agreement.

WHEREAS, the Investment Consideration stated in the Agreement included a per share price of $0.05 based on a planned offering of Class D Convertible Preferred Stock by TraQiQ to a group of investors;

WHEREAS, TraQiQ and Buyer have determined that the plan to issue the Class D Convertible Preferred Stock may not be the most viable option [***];

WHEREAS, in the event Buyer elects to move forward [***] is contingent upon the completion of the audit of the financial statements of the Company to be completed;

WHEREAS, [***]; and

WHEREAS, as a result of the forgoing, the Sellers and Buyer desire to amend the Agreement as provided in this Amendment to reset the Closing Date to accommodate the completion of the audit of the Company’s financial statements, adjust the terms of the Investment Shares and address other provisions in the Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	The capitalized terms in this Amendment not defined herein shall be defined as provided in the Agreement. The following defined terms are amended or added as follows:

“TESI Preferred Stock” means preferred stock of TESI designated as Series “C” Convertible Preferred Stock which shall be convertible into shares of TESI common stock on a 100 to 1 basis and have one vote per share.

“Investment Shares” means $2,610,000 worth of TESI Preferred Stock to be represented by 273,684.21 shares of the TESI Preferred Stock, and 60,000 shares of the TESI Preferred Stock for the Extension Consideration. The number of shares of the TESI Preferred Stock shall be subject to adjustment for stock splits, stock combinations, conversion ratios and the like. The parties agree that the additional Preferred Stock shall satisfy the Extension Consideration referenced in the Agreement. For avoidance of doubt, 273,684.21 shares of TESI Preferred Stock shall convert into 27,368,421 shares of TESI Common Stock and 60,000 shares of TESI Preferred Stock shall convert into 6,000,000 shares of TESI Common Stock.

References to the “Interim Balance Sheet” shall be amended to references to the “Balance Sheet” as defined in this Amendment.

2.	Section 3.1 is amended and restated in its entirety as follows:

“The closing of the transactions contemplated hereby (the “Closing”) is to take place as soon as practical within reasonable commercial norms upon delivery of the required necessary audited financial statements of the Company for Securities and Exchange Commission filing purposes or waiver thereof by Buyer, and upon the satisfaction or waiver of the conditions to Closing set forth in Article 8 (the “Closing Date”) by exchange of appropriate documentation between the Parties (via overnight delivery, facsimile, electronic transmission or other similar means for exchanging documentation); provided that if the Closing occurs on or after January 6, 2024, Buyer shall pay to Sellers the Closing Deposit, which shall be nonrefundable; provided, further, that if the Closing occurs on or after February 2, 2024, the Purchase Price shall be increased by the Extension Consideration. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the Reference Time.”

3.	Section 5.7(a) is amended and restated in its entirety as follows:

“Attached to Section 5.7(a) of the Disclosure Schedules are correct and complete copies of the unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2021, 2022 and 2023, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “ Financial Statements”). The Financial Statements are correct and complete and consistent with the books and records of the Company (which are in turn correct and complete), have been prepared in accordance with GAAP consistently applied and the balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of the operations of the Company for the respective periods indicated therein, in each case in accordance with historical practices applied on a consistent basis, except for the absence of footnotes (which, if presented, would not, individually or in the aggregate, be material) and normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). For purposes hereof, the balance sheet of the Company as of December 31, 2023, is referred to herein as the “Balance Sheet”.

4.	Section 7.5 is amended by adding the following at the end of such section:

“Notwithstanding the forgoing, this paragraph shall be altered by the requirements and restrictions of [***] any successor entity [***].”

5.	Section 7.6 is amended by adding the following to the end:

“The Seller Parties agree to fully cooperate in and not withhold approval or consent to [***] irrespective of any statutory rights of the Seller Parties.”

6.	This Amendment and the Agreement (including the Disclosure Schedules and the Exhibits attached hereto which are deemed for all purposes to be part of this Agreement), the other document delivered pursuant to this Amendment, the Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, oral or written, respecting such subject matter. Upon the Closing, the Confidentiality Agreement shall hereby automatically terminate without any further action by the Parties and shall be of no further force or effect.

7.	This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.	This Amendment and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Michigan without giving effect to the principles of conflict of laws thereof.

9.	The Parties have participated jointly in the negotiation and drafting of this Amendment. In the event of an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

STANDARD WASTE SERVICES, LLC, a Michigan limited liability company

By:	/s/ Dominic Campo
Name:	Dominic Campo
Title:	Member

And:	/s/ Sharon Campo
Name:	Sharon Campo
Title:	Member

BUYER:

TITAN TRUCKING, LLC, a Michigan limited liability company

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer